Exhibit 3.9

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

HD CTI ACQUISITION SUB, INC.

HD CTI Acquisition Sub, Inc., a corporation organized existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies:

FIRST: That the Board of Directors of the Corporation by the unanimous written consent of its members filed with the minutes of the Board of Directors, in accordance with the provisions of Section 141(f) of the General Corporation Law of the State of Delaware, duly adopted a resolution proposing and declaring advisable an amendment to Article 1. of the Certificate of Incorporation of the Corporation so that Article 1., as amended, reads as follows:

“1.

The name of the corporation (which is hereinafter referred to as the “Corporation”) is Creative Touch Interiors, Inc.”

SECOND: That in lieu of a meeting and vote of stockholders, the sole stockholder of the Corporation has given its written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused its duly authorized officer to execute this Certificate as of this 5th day of January, 2004.

HD CTI ACQUISITION SUB, INC.

By:	/s/ Francis S. Blake
	Name:	Francis S. Blake
	Title:	Executive Vice President

CERTIFICATE OF INCORPORATION

OF

HD CTI ACQUISITION SUB, INC.

1.

The name of the corporation (which is hereinafter referred to as the “Corporation”) is HD CTI Acquisition Sub, Inc.

2.

The address of the Corporation’s registered agent in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is the Corporation Trust Company.

3.

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, and the Corporation shall have all powers necessary to engage in such acts or activities, including, but not limited to, the powers enumerated in the General Corporation Law of Delaware or any amendment thereto.

4.

The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000), all of which shall be common stock without par value.

5.

The names and mailing addresses of the persons who are to serve as directors until the first annual meeting of the stockholders or until a successor is elected and qualified are as follows

Francis S. Blake Frank L. Fernandez Carol B. Tome c/o The Home Depot, Inc. 2455 Paces Ferry Road, N.W. Atlanta, Georgia 30339

6.

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors of the Corporation is expressly authorized to make, alter and repeal the bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any bylaw whether adopted by them or otherwise.

7.

No director shall have any personal liability to the Corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director, by reason of any act or omission occurring subsequent to the date when this provision becomes effective, except that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for liabilities of a director imposed by Section 174 of the General Corporation Law of Delaware, or (d) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to the repeal or modification of this provision.

8.

The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

9.

The name and mailing address of the incorporator are Rahul Patel, King & Spalding LLP, 191 Peachtree Street, Atlanta, Georgia 30303-1763.

2

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation this 11th day of December, 2003.

/s/ Rahul Patel
Rahul Patel
Incorporator

Incorporator Mailing Address:

King & Spalding LLP 191 Peachtree Street Atlanta, Georgia 30303-1763

3